Exhibit 99.1
For Immediate Release
Contact:      C. Steven Sjogren, Chairman, President and CEO
                     (847) 398-0990
BEN FRANKLIN FINANCIAL, INC.
ANNOUNCES $4.5 MILLION PRIVATE PLACEMENT OF COMMON STOCK

Arlington Heights, IL, January 31, 2018 – Ben Franklin Financial, Inc., the holding company for Ben Franklin Bank of Illinois (the "Bank") announced today that it has completed a private placement of 600,000 shares of its common stock at a price of $7.50 per share, resulting in gross proceeds to the Company of $4.5 million, before deducting expenses. The shares are being sold pursuant to definitive agreements with institutional investors and certain other accredited investors including directors and executive officers of the Company.  FIG Partners, Inc. served as placement agent for the offering.

The proceeds from the sale of common stock will be used for general corporate purposes, including strengthening the Bank's capital position. The Company's Chairman and Chief Executive Officer, C. Steven Sjogren, stated: "We are pleased to announce this financing from a group of investors who are familiar with our Company."

Ben Franklin Financial is the parent company of Ben Franklin Bank of Illinois, a community-oriented financial institution offering traditional financial services to consumers and businesses from two offices in Cook County, Illinois.

This press release contains certain forward-looking statements about the private placement and the Company's operations.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may."  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include delays in the opening of trading due to market disruptions or exchange-related operational issues.